Exhibit 99.1

KCAP Financial, Inc. Announces Closing of a $408.5 Million CLO Fund to be Managed by Trimaran Advisors, L.L.C.

NEW YORK, December 21, 2016 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (“KCAP”) (Nasdaq: KCAP) (NYSE:KAP) announced that Catamaran CLO 2016-1 Ltd., a $408.5 million Collateralized Loan Obligation (“CLO”) fund has closed. Trimaran Advisors, L.L.C., a wholly-owned portfolio company of KCAP, will serve as the investment manager for the CLO and KCAP will invest approximately $10.1 million in the junior tranche of notes issued by the fund. This is the sixth CLO fund brought to the market since KCAP’s acquisition of Trimaran Advisors, L.L.C. in February of 2012.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. KCAP’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. KCAP’s wholly-owned portfolio companies, including Trimaran Advisors, L.L.C. and other affiliates, manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, and other credit instruments.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

KCAP-G

CONTACT:

Ted Gilpin

Gilpin@kcapinc.com

(212) 455-8300

Source: KCAP Financial, Inc.

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